Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Receives Notice of NASDAQ Listing Deficiencies

ST. PAUL, Minn., November 19, 2009 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today that on November 13, 2009 it received two Nasdaq Staff Deficiency Letters indicating that, for 30 consecutive business days, the Company’s listed securities did not maintain the minimum Market Value of Publicly Held Share (MVPHS) of $15,000,000 as required by Listing Rule 5450(b)(2)(C) and did not maintain a minimum bid price of $1.00 per share as required by Listing Rule 5450(a)(1).

The Company has been provided 90 calendar days, or until February 11, 2010, to regain listing compliance with rule 5450(b)(2)(C), which can be achieved if the Company’s MVPHS closes at $15,000,000 or more for a minimum of ten consecutive business days during this time, and 180 days, or until May 12, 2010, to regain listing compliance with rule 5450(a)(1), which can be achieved if the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days during this time. EnteroMedics previously announced that, on October 19, 2009, it received a Nasdaq Staff Deficiency Letter indicating that, for ten consecutive business days, the Company’s common stock did not maintain the minimum Market Value of Listed Securities (MVLS) of $50,000,000 as required by Listing Rule 5450(b)(2)(A). The Company was provided 90 calendar days, or until January 19, 2010, to regain listing compliance with rule 5450(b)(2)(A). The Company’s common stock will continue to be listed on the Nasdaq Global Market during this period.

In the event the Company does not regain compliance prior to expiration of the respective grace periods, it will receive written notification that its securities are subject to delisting. The Company may, at that time, appeal the Staff’s determination to a Hearing’s Panel. Such an appeal, if granted, would stay delisting until a Panel ruling. Alternatively, the Company may choose to apply for transfer to the Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market. There can be no assurance that the Company will be able to reestablish or maintain compliance with listing criteria on either Nasdaq market or that an appeal, if taken, would be successful.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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